Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN REPORTS UNAUDITED PRELIMINARY ADJUSTED NET INCOME OF
$58 MILLION WHICH EXCEEDS PREVIOUSLY ISSUED COMPANY GUIDANCE
•	Company expects to exceed prior guidance due to stronger volumes, improved margins, and favorable tax adjustments

•	Now anticipates adjusted net income of approximately $58 million
AKRON, Ohio — October 14, 2011 — A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today that, based on unaudited and preliminary results, it expects to report adjusted net income of approximately $58 million for its fiscal year ended August 31, 2011. On August 25, 2011, the Company said it was likely to report between $50 million and $52 million of adjusted net income for the year.
The improvement in adjusted net income compared with the Company’s guidance was driven primarily by unexpected strength in volume, improved margins, and favorable tax adjustments that positively impacted fiscal 2011 fourth-quarter and full-year results:
•	An unanticipated volume improvement in the European distribution business occurred late in the fourth quarter, which the Company believes was the result of increased buying patterns by customers in anticipation of rising raw material prices.

•	The Company also experienced unanticipated general margin expansion across all of its businesses.

•	In addition, the Company recorded customary annual tax adjustments which contributed more favorably to net income than usual.
Joseph M. Gingo, Chairman, President and Chief Executive Officer, said, “Operationally, we are pleased that we now anticipate stronger results that will exceed our expectations for the fiscal 2011 fourth quarter and full year. However, the lack of stability in global markets is making forward-looking projections into 2012 very difficult. While this latest boost in margin will contribute to better results for the year, we are not convinced that this favorable trend is sustainable, given the current unpredictability of the global markets.”
In August, the Company announced that it was adjusting its guidance because of the expected impact of certain special charges, as well as anticipated weakening demand trends. The tax impact combined with the volume increases in Europe and the overall margin improvement in the fourth quarter are now expected to largely offset the negative operational impact from the special charges related to a legal settlement involving a business relationship, as well as a non-cash charge related to inventory reserve harmonization. Both special charges were announced on August 25, 2011.

The Company expects to announce its fiscal 2011 fourth-quarter and full-year results on Wednesday October 26, 2011, after the market closes, and will hold its fiscal 2011 fourth-quarter earnings conference call on Thursday October 27, at 10 a.m. Eastern time.
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 3,000 people and has 35 manufacturing facilities in North America, South America, Europe and Asia. A. Schulman reported net sales of $1.6 billion for the fiscal year ended August 31, 2010. Additional information about A. Schulman can be found at www.aschulman.com.
Use of Non-GAAP Financial Measures
This release included certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). One non-GAAP performance metric that management believes is useful in analyzing underlying performance trends is net income excluding certain items. This financial measure is used by management to monitor and evaluate the ongoing performance of the Company and to allocate resources. The Company believes that this additional measure is useful to investors for financial analysis. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. While the Company believes that non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact methods of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
The table below reconciles unaudited and preliminary net income excluding certain items to unaudited and preliminary net income for the year ended August 31, 2011. Asset write-downs include asset impairments and accelerated depreciation. Restructuring related costs include restructuring charges, lease termination charges, curtailment gains and other employee termination costs. Inventory step-up costs are related to the unwinding of the adjustment for the fair value of inventory acquired as a result of acquisition purchase accounting. Tax benefits (charges) include realization of certain deferred tax assets as a result of the ICO acquisition.

A. Schulman, Inc.
Reconciliation of GAAP and Non-GAAP Financial Measures
Year ended August 31, 2011
(Unaudited, in thousands)

Unaudited and
Preliminary

Net income attributable to A. Schulman, Inc.	$40,996
Asset Write-Downs	8,150
Costs Related to Acquisitions	1,391
Restructuring Related	7,243
Inventory Step-up	296
Tax Benefits (Charges)	(65)

Before Certain Items	$58,011

Cautionary Note on Forward-Looking Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in major areas where the Company operates;

•	volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from restructuring initiatives or acquisitions;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the North American auto market; and

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. This document contains time-sensitive information that reflects management’s best analysis only as of the date of this document. The Company does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.
SHLM_ALL
Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3550 W. Market St.
Akron, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com

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